Exhibit 3.2

certificate of designation, preferences and rights

OF

Series B-2 CONVERTIBLE PREFERRED STOCK

PAR VALUE $0.0001

OF

ADAPTHEALTH CORP.

On June 12, 2020, the Board of Directors of AdaptHealth Corp., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 35,000 authorized shares of a series of preferred stock of the Company titled the “Series B-2 Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Second Amended and Restated Articles of Incorporation, the Board hereby authorizes a series of preferred stock, par value $0.0001 per share, of the Company, classified as “Series B-2 Convertible Preferred Stock” consisting of such number of shares as may be determined by the authorized officers to allow for the Deerfield investment, and with such voting powers and preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as set forth below:

Section 1.      Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series B-2 Convertible Preferred Stock” (the “Series B-2 Preferred Stock”). The number of authorized shares constituting the Series B-2 Preferred Stock shall be 35,000. That number from time to time may be increased or decreased (but not below the number of shares of Series B-2 Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board and (b) the filing of a certificate of increase or decrease with the Secretary of State of the State of Delaware. The Company shall not have the authority to issue fractional shares of Series B-2 Preferred Stock.

Section 2.      Ranking. The Series B-2 Preferred Stock will rank, with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a)            on a parity basis with the Series A Preferred Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B-2 Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b)            junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series B-2 Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c)            senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, other than Parity Stock and Senior Stock (such Capital Stock, “Junior Stock”).

Section 3.      Definitions. As used herein with respect to Series B-2 Preferred Stock:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (a) that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates and (b) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder shall, for purposes hereof, be deemed to be an Affiliate of such Holder.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors for the purposes in question.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or the State of Pennsylvania are authorized or required by law, regulation or executive order to be closed.

“By-Laws” means the Amended and Restated By Laws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Cash Payment” has the meaning set forth in Section 8(f).

“Cash Payment Deadline” has the meaning set forth in Section 8(f).

“Certificate of Designations” means this Certificate of Designation, Preferences and Rights, as may be amended from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as modified by the Certificate of Correction to the Second Amended and Restated Certificate of Incorporation of the Company, and as may be amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of any such transaction in which the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity that wholly owns such surviving Person immediately after such transaction; or

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or transfer of all or substantially all of the assets of the Company (determined on a consolidated basis) to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Class A Common Stock is exchanged for or converted into cash, securities or other property, other than (i) a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction), at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (ii) a sale, lease or transfer to a Subsidiary or a Person that becomes a Subsidiary of the Company.

“Class A Common Stock” means the Common Stock of the Company designated as Class A common stock, $0.0001 par value per share.

“Class B Common Stock” means the Common Stock of the Company designated as Class B common stock, $0.0001 par value per share.

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Class A Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Class A Common Stock on the NASDAQ on such date. If the Class A Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Class A Common Stock on that date as mutually agreed between the Company and the Holders of a majority of the Series B-2 Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Stock” means (i) the common stock, $0.0001 par value per share, of the Company, consisting of Class A Common Stock and Class B Common Stock and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Company” has the meaning set forth in the recitals above.

“Constituent Person” has the meaning set forth in Section 11(a)(iii).

“Conversion Date” has the meaning set forth in Section 8.

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” means, for each share of Series B-2 Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate.

“Conversion Rate” means, for each share of Series B-2 Preferred Stock, 72.727273 shares of Class A Common Stock, subject to adjustment as set forth herein.

“Current Market Price” per share of Class A Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days ending on, and including, the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.

“Default Cash Dividends” has the meaning set forth in Section 8(f).

“Distributed Property” has the meaning set forth in Section 10(a)(iii).

“Distribution Transaction” means any dividend or other distribution of equity securities of a Subsidiary of the Company to holders of Class A Common Stock in which such Person ceases to be a Subsidiary of the Company by reason of such dividend or distribution of equity securities, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 11(a).

“Exchange Property Unit” has the meaning set forth in Section 11(a).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by a majority of the Board acting in good faith, or as mutually agreed between the Company and the Holders of a majority of the Series B-2 Preferred Stock or, in the absence of such agreement, (a) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (b) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Holder” means a Person in whose name any Series B-2 Preferred Stock is registered in the Register.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant shall not be an Affiliate of the Company and shall be reasonably acceptable to the Holders of at least a majority of the shares of Series B-2 Preferred Stock outstanding at such time.

“Investment Agreement” means that certain Investment Agreement between the Company and the Investor, dated as of June 24, 2020, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Investor” means Deerfield Partners, L.P.

“Issuance Date” means, with respect to any share of Series B-2 Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any share of Series B-2 Preferred Stock, as of any date, $0.0001 per share.

“Mandatory Conversion” has the meaning set forth in Section 7.

“Mandatory Conversion Date” has the meaning set forth in Section 7.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day), of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.

“NASDAQ” means the NASDAQ Stock Market (or its successor).

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Optional Conversion” has the meaning set forth in Section 6(a).

“Original Issuance Date” means the date of closing pursuant to the Investment Agreement.

“Original Issue Price” means, with respect to any share of Series B-2 Preferred Stock, as of any date, $1,000.00 per share.

“Parity Stock” has the meaning set forth in Section 2(a).

“Participating Dividends” has the meaning set forth in Section 4(b).

“Participating Dividend Record Date” has the meaning set forth in Section 4(d).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Conversion Shares” means shares of Series B-1 Preferred Stock issued or issuable upon conversion of Series B-2 Preferred Stock.

“Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.

“Preferred Stock Conversion Price” means, as of any date of determination, a dollar amount equal to the Conversion Price as in effect on such date, multiplied by the Series B-1 Preferred Conversion Rate as in effect on such date.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Class A Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Register” means the securities register maintained in respect of the Series B-2 Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.

“Reorganization Event” has the meaning set forth in Section 11(a)(iii).

“Requisite Stockholder Approval” means the stockholder approval contemplated by NASDAQ listing rule 5635 (or its successor) with respect to the issuance of shares of Common Stock upon conversion of Preferred Conversion Shares in excess of the limitations imposed by such rule.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, as designated in the Certificate of Designation, Preferences and Rights filed with the Secretary of State as of the date hereof.

“Series B-1 Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Series B-1 Preferred Stock.

“Series B-1 Preferred Stock” means a series of the Company’s preferred stock designated as “Series B-1 Preferred Stock” having the rights, privileges and benefits, and subject to the limitations, set forth in the Series B-1 Certificate of Designation.

“Series B-1 Preferred Conversion Rate” means, as of any date of determination, the Conversion Rate (as defined in the Series B-1 Certificate of Designation) of the Series B-1 Preferred Stock as in effect on such date.

“Series B-2 Preferred Stock” has the meaning set forth in Section 1.

“Share Cap” means zero (0) shares of Series B-1 Preferred Stock.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the date the applicable Conversion Notice is received or deemed received by the Company.

A “Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which the NASDAQ is open for the transaction of business and on which there has not occurred a Market Disruption Event.

“Trigger Event” has the meaning set forth in Section 10(a)(v).

“Voting Stock” means (a) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “AHCO <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of Class A Common Stock on such Trading Day determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series B-2 Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained by the Company for such purpose).

Section 4.      Dividends. (a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(b)            Participating Dividends. Holders shall be entitled to participate equally and ratably with the holders of shares of Class A Common Stock in all cash dividends paid on the shares of Class A Common Stock as if immediately prior to each Participating Dividend Record Date, all shares of Series B-2 Preferred Stock then outstanding were converted into shares of Series B-1 Preferred Stock in accordance with Section 6 (without regard to the Conversion Restriction) and such shares of Series B-1 Preferred Stock were converted into shares of Class A Common Stock in accordance with the Series B-1 Certificate of Designation (without regard to the 4.9% Cap (as defined in the Series B-1 Certificate of Designation)). Dividends payable pursuant to this Section 4(b) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Class A Common Stock, and no dividends shall be payable to holders of shares of Class A Common Stock, unless the full dividends contemplated by this Section 4(b) are paid substantially at the same time to Holders.

(c)            [Reserved]

(d)            Record Date for Participating Dividends. Each Participating Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto. Each Participating Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board for such dividends (each such date, a “Participating Dividend Record Date”) which shall be the same day as the record date for the payment of dividends to the holders of shares of Class A Common Stock.

(e)            Conversion Following a Participating Dividend Record Date. If the Conversion Date for any shares of Series B-2 Preferred Stock is prior to the close of business on a Participating Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such shares of Series B-2 Preferred Stock as to Participating Dividend Record Date. If the Conversion Date for any shares of Series B-2 Preferred Stock is after the close of business on a Participating Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Participating Dividend Record Date shall be entitled to receive such dividend in respect of such shares of Series B-2 Preferred Stock, notwithstanding the conversion of such shares prior to the applicable dividend payment date.

Section 5.      Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B-2 Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series B-2 Preferred Stock into shares of Series B-1 Preferred Stock in accordance with Section 6 (without regard to the Conversion Restriction) and converted such shares of Series B-1 Preferred Stock into shares of Class A Common Stock in accordance with the Series B-1 Certificate of Designation (without regard to the 4.9% Cap). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b)            Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) above to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)            Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 6.      Right of the Holders to Convert.

(a)            Subject to the terms of Section 8(f), each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert (an “Optional Conversion”) each share of such Holder’s Series B-2 Preferred Stock at any time into the number of shares of Series B-1 Preferred Stock equal to the quotient of (A) the Original Issue Price divided by (B) the Preferred Stock Conversion Price as of the applicable Conversion Date. The right of Optional Conversion may be exercised as to all or any portion of such Holder’s Series B-2 Preferred Stock from time to time; provided, however, that, in each case, no right of Optional Conversion may be exercised by a Holder in respect of fewer than 10,000 shares of Series B-2 Preferred Stock (unless such conversion relates to all shares of Series B-2 Preferred Stock held by such Holder or all shares of Series B-2 Preferred Stock that may be converted in compliance with Section 8(f)).

(b)            The Company shall at all times reserve and keep available (i) out of its authorized and unissued Preferred Stock and Series B-1 Preferred Stock, solely for issuance upon conversion of Series B-2 Preferred Stock, such number of shares of Series B-1 Preferred Stock as shall from time to time be issuable upon the conversion of all the shares of Series B-2 Preferred Stock pursuant to Section 6 and (ii) out of its authorized and unissued Common Stock and Class A Common Stock, solely for issuance upon the conversion of Preferred Conversion Shares, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B-2 Preferred Stock pursuant to Section 6 and the subsequent conversion of Preferred Conversion Shares in accordance with the Series B-1 Certificate of Designation. Any shares of Series B-1 Preferred Stock issued upon conversion of Series B-2 Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

Section 7.      Mandatory Conversion by the Company. (a) Following the day upon which the Requisite Stockholder Approval is obtained, the Company may elect to convert up to 100% of the outstanding shares of Series B-2 Preferred Stock (to the extent not previously redeemed by the Company) into shares of Series B-1 Preferred Stock (the election to convert shares of Series B-2 Preferred Stock pursuant to this Section 7, a “Mandatory Conversion”, and the date selected by the Company for any Mandatory Conversion pursuant to this Section 7, the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series B-2 Preferred Stock then outstanding that is to be converted pursuant to such Mandatory Conversion shall be converted into the number of shares of Series B-1 Preferred Stock equal to the quotient of (1) the Original Issue Price with respect to such share of Series B-2 Preferred Stock as of the Mandatory Conversion Date divided by (2) the Preferred Stock Conversion Price of such share in effect as of the Mandatory Conversion Date.

(b)            Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall provide notice of a Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Company shall be no less than five (5) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i)            the number of shares of Series B-2 Preferred Stock held by such Holder that are subject to the Mandatory Conversion;

(ii)           the Mandatory Conversion Date selected by the Company; and

(iii)          the Conversion Rate and the Preferred Stock Conversion Price, in each case, as in effect on the Mandatory Conversion Date and the number of shares of Series B-1 Preferred Stock to be issued to such Holder upon conversion of each share of Series B-2 Preferred Stock held by such Holder.

Section 8.      Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to receive shares Series B-1 Preferred Stock upon conversion of shares of Series B-2 Preferred Stock pursuant to this Section 8:

(i)            in the case of an Optional Conversion, complete the conversion notice in the form attached hereto as Exhibit I (the “Conversion Notice”), and deliver such notice to the Company; provided, however, that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction as such Holder may specify;

(ii)            if required, furnish appropriate endorsements and transfer documents; and

(iii)            if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 17.

The foregoing clauses (ii) and (iii) shall be conditions to the issuance of shares of Series B-1 Preferred Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not the Mandatory Conversion of the shares of Series B-2 Preferred Stock on the Mandatory Conversion Date). Notwithstanding the foregoing, no Holder shall be required to physically surrender any certificate(s) representing the Series  B-2 Preferred Stock to the Company until all shares of Series B-2 Preferred Stock represented by such certificate(s) have been converted in full (the “Final Conversion”), in which case the applicable Holder shall surrender such certificate(s) to the Company for cancellation within three (3) Trading Days following the final Conversion Date (it being acknowledged and agreed that such surrender shall not be a condition to the Holder’s right to receive shares of Series B-1 Preferred Stock upon, or the effectiveness of, such conversion; provided, however, that the Company shall not be obligated to deliver a stock certificate representing shares of Series B-1 Preferred Stock issued upon the Final Conversion until the certificate(s) representing the shares of Series B-2 Preferred Stock so converted by the Holder shall have been surrendered). Delivery of a Conversion Notice with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series B-2 Preferred Stock and issuance of a certificate representing the remaining shares of Series B-2 Preferred Stock. In accordance with the preceding sentence, upon the written request of the applicable Holder and the surrender of certificate(s) representing shares of Series B-2 Preferred Stock, the Company shall, within three (3) Trading Days of such request, deliver to such Holder certificate(s) (as specified by such Holder in such request) representing such remaining shares of Series B-2 Preferred Stock.

The “Conversion Date” means (A) with respect to an Optional Conversion pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8 (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7, the Mandatory Conversion Date.

(b)            Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series B-2 Preferred Stock, Participating Dividends shall no longer accrue or be declared on any such shares of Series B-2 Preferred Stock, and on conversion, such shares of Series B-2 Preferred Stock shall cease to be outstanding.

(c)            Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Preferred Conversion Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such Preferred Conversion Shares (including any fractional shares) as of the time of delivery of the applicable Conversion Notice (or, in the case of a Mandatory Conversion, 8:30 a.m., New York City Time, on the Mandatory Conversion Date). Upon receipt or deemed receipt by the Company of a copy of a Conversion Notice in respect of any Optional Conversion, the Company shall promptly send, via facsimile or electronic mail, a confirmation of receipt of such Conversion Notice to the Holder and the Company's designated transfer agent (the “Transfer Agent”), which confirmation to the Transfer Agent shall constitute an instruction to the Transfer Agent to process the Optional Conversion. In the case of an Optional Conversion, on or before the second (2nd) Business Day (or, if earlier, the end of the Standard Settlement Period) following the date of receipt or deemed receipt by the Company of the Conversion Notice, the Company shall, on or before the Optional Conversion Delivery Deadline, issue and deliver to the Holder or its designee certificates, registered in the name of the Holder or its designee, representing the aggregate number of Preferred Conversion Shares (including any fractional Preferred Conversion Shares) to which the Holder shall be entitled. In the case of a Mandatory Conversion, on or before 8:30 a.m., New York City time, on the Conversion Date, the Company shall issue and deliver to the Holder or its designee certificates, registered in the name of the Holder or its designee, representing the aggregate number of Preferred Conversion Shares to which the Holder shall be entitled (such delivery deadline or the Optional Delivery Deadline, as applicable, being referred to as the "Share Delivery Date"). Notwithstanding the foregoing, if as of the applicable Conversion Date, the Transfer Agent is a "qualified custodian" (as defined in Rule 206(4)-2 (or successor thereto) under the Investment Advisers Act of 1940, as amended), in lieu of the Company's delivering certificates representing the Preferred Conversion Shares issuable upon the applicable conversion, the Transfer Agent (acting as the transfer agent for the Series B-1 Preferred Stock) shall, on or before the Share Delivery Date, electronically credit the aggregate number of shares of Series B-1 Preferred Stock to which the Holder shall be entitled by book-entry in the name of the Holder or its designee on the books and records of the Transfer Agent and deliver a statement thereof to the Holder.

(d)            No Adjustment. No adjustment to shares of Series B-2 Preferred Stock being converted on a Conversion Date or to the shares of Series B-1 Preferred Stock deliverable to the Holders upon the conversion thereof shall be made in respect of dividends or other distributions payable to holders of the Class A Common Stock as of any date prior to the close of business on such Conversion Date (it being understood that the foregoing shall not limit any Holder’s right to receive Participating Dividends payable prior to such time or the operation of Section 10(a) in respect of events occurring prior to such time). Until the Conversion Date with respect to any share of Series B-2 Preferred Stock has occurred, such share of Series B-2 Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.

(e)            Fractional Shares. In the event that the conversion of Series B-2 Preferred Stock into Preferred Conversion Shares would result in the issuance of fractional shares, the Company shall issue such fractional Preferred Conversion Shares to the applicable Holder.

(f)            Restriction on Conversions.

(i)            Limitation on Conversion. Notwithstanding anything in this Certificate of Designations to the contrary, unless and until the Requisite Stockholder Approval (to the extent and only to the extent required under the listing rules of NASDAQ) is obtained, the Holders shall not have the right to acquire shares of Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock, and the Company shall not be required to issue shares of Series B-1 Preferred Stock issuable upon conversion of the Series B-2 Preferred Stock, in excess of the Share Cap (the “Conversion Restriction”). Any purported delivery of shares of Series B-1 Preferred Stock upon conversion of any Series B-2 Preferred Stock will be void and have no effect to the extent, and only to the extent, that such delivery would result in issuance of shares of Series B-1 Preferred in excess of the Share Cap in violation of the listing rules of Nasdaq. Notwithstanding the foregoing, for any conversion following the six-month anniversary of the Original Issuance Date, in the case of a conversion pursuant to Section 6, Section 7 or this Section 8, the Holder or the Company, as applicable, may request a conversion of a number of shares of Series B-2 Preferred Stock that would result in the issuance of shares that, but for the Conversion Restriction, would exceed the Share Cap; provided, that, in lieu of any shares of Series B-1 Preferred Stock otherwise deliverable upon conversion that would, but for the Conversion Restriction, exceed the Share Cap, the Company shall instead deliver to the requisite Holder an amount of cash per share of such Series B-1 Preferred Stock equal to the product of (x) the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the Conversion Date, multiplied by (y) the Series B-1 Preferred Conversion Rate as in effect on such Trading Day (such payment, a “Cash Payment”), payable within not more than thirty (30) days following the applicable Conversion Date (such date, the “Cash Payment Deadline”); provided, however, that the Holder may not request the conversion of shares in excess of the Share Cap prior to the earlier to occur of (A) the Restricted Period Termination Date (as such term is defined in the Investment Agreement) and (B) if any, a Restricted Period Early Termination Event (as such term is defined in the Investment Agreement) following which the transfer restrictions in Section 5.3(a) of the Investment Agreement are not applicable to 100% of the Prohibited Shares (as such term is defined in the Investment Agreement) (following which the Holder may request conversion of shares that would, but for the Conversion Restriction, exceed the Share Cap, which shall be treated in accordance with the forgoing proviso); provided, further, that, for any conversion that would, but for the Conversion Restriction, exceed the Share Cap that is in connection with a Change of Control, in lieu of the price per share payable in accordance with the foregoing, the Company shall instead deliver to the requisite Holder, at the same time as such consideration is delivered to the holders of Class A Common Stock, the consideration received by the holders of Class A Common Stock in respect of each share of Class A Common Stock issuable upon conversion of all of the Preferred Conversion Shares in excess of the Share Cap, and if such payment is in violation of the Nasdaq listing rules applicable to the Company, the Company shall instead deliver to the Holder converting shares in excess of the Share Cap that would be in violation of the Nasdaq listing rules cash in an amount equal to the Fair Market Value of such consideration.

(ii)            Covenant to Seek the Requisite Stockholder Approval. The Company will use its reasonable best efforts to obtain the Requisite Stockholder Approval, including by seeking such approval, if not previously obtained, at each regular annual meeting of its stockholders occurring after the first Company Stockholders’ Meeting (as such term is defined in the Investment Agreement) and endorsing its approval in the related proxy materials. The Company will promptly notify the Holders if the Requisite Stockholder Approval is obtained.

(iii)            Cash Dividends Upon Default of Cash Payment Obligations. If the Company fails to make any required Cash Payment by the required Cash Payment Deadline on any share of Series B-2 Preferred Stock, then the Holder thereof will be entitled to receive cumulative cash dividends on each such share at a rate per annum of 4.00% on the Original Issuance Price (such dividends, “Default Cash Dividends”). Default Cash Dividends, if any, shall accumulate on a daily basis from, and including, the Cash Payment Deadline to, but excluding, the date upon which the required Cash Payment is made (whether or not there shall be earnings or funds of the Company legally available for the payment of Default Cash Dividends or the Company declares the payment of Default Cash Dividends). Default Cash Dividends, if any, shall be payable quarterly in arrears on March 31, June 30, September 31 and December 31 of each year to the applicable Holder as it appears on the Company’s Register at the close of business on the March 15, June 15, September 15 and December 15 preceding the applicable payment date. Default Cash Dividends, if any, payable for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(g)            Legends.

(i)            Restrictive Legend. The Holder understands that, except as otherwise specified pursuant to Section 6(g)(ii), the certificates representing shares of Series B-2 Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of such certificates):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY AND THE SHARES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, TRANSFERRED OR AS-SIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF” SALE SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF REASONABLE AND CUSTOMARY CERTIFICATIONS, OPINIONS OF COUNSEL AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.”

(ii)            Removal of Restrictive Legend. Notwithstanding the foregoing, the certificates evidencing the shares of Series B-2 Preferred Stock shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 6(g)(i)): (A) while a registration statement covering the sale or resale of such shares is effective under the Securities Act, subject to the Holder’s delivery to the Company of an undertaking that such Holder will only sell or otherwise transfer such shares pursuant to either registration under the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein (an “Undertaking”), or (B) if the Holder provides customary paperwork to the effect that it has sold such shares pursuant to Rule 144, or (C) if such shares are eligible for sale under Rule 144(b)(1) (without the application of Rule 144(c)(1)) as set forth in customary non-affiliate paperwork provided by the Holder, or (D) if at any time on or after the date that is three months after the Closing Date (as defined in the Investment Agreement) (the “Non-affiliation Date”) the Holder certifies that it is not an Affiliate of the Company and that the Holder’s holding period for the purposes of Rule 144 is at least six (6) months, subject to the Holder’s delivery to the Company of an Undertaking; provided, that each Holder shall be deemed to have given such certification upon each delivery of a Notice of Conversion, unless such Holder otherwise advises the Company in writing, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by Katten Muchin Rosenman LLP or other nationally recognized counsel to the Holder (collectively, the “Unrestricted Conditions”). Subject to the terms and conditions hereof, upon the reasonable request of the Holder, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Non-affiliation Date, or at such other time as any of the Unrestricted Conditions have been satisfied, if required by the Company’s Transfer Agent, to effect the issuance of the shares of Series B-2 Preferred Stock without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of any shares of Series B-2 Preferred Stock, then such shares shall be issued free of all legends. The Company agrees that following the Non-affiliation Date or at such time as any of the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 6(d)(ii), it will, no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing Series B-2 Preferred Stock issued with a restrictive legend, deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.

(iii)           Sale of Unlegended Shares. The removal of any restrictive legends from any securities as set forth in this Section 6 is predicated upon, and the Company’s reliance on, the applicable Holder delivering an Undertaking to the Company; provided that no Holder shall be required to give more than one Undertaking covering the same shares while an Undertaking with respect to such shares remains in effect.

(iv)          Underlying Shares. For the avoidance of doubt, the provisions of this Section 8(g) shall not apply to any Preferred Conversion Shares or any shares of Class A Common Stock issuable upon the conversion of any Preferred Conversion Shares.

Section 9.      Change of Control.

(a)            Change of Control Notice. If the Company delivers notice to the holders of Class A Common Stock, or makes a public announcement or public disclosure, with respect to a Change of Control, the Company shall deliver a copy of such notice, disclosure or announcement (as applicable) to each Holder at its last address as it shall appear in the Register, at the same time as such notice is delivered to the holders of Class A Common Stock or, in the case of a public announcement or public disclosure, on the same date as such announcement or disclosure

(b)            Conversion Right. Prior to the consummation of any Change of Control, each Holder shall be entitled, subject to Section 8(f), to exercise an Optional Conversion in respect of any and all of its Series B-2 Preferred Stock prior to or conditioned upon such Change of Control.

Section 10.     Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series B-2 Preferred Stock participate, at the same time and upon the same terms as holders of Class A Common Stock and solely as a result of holding shares of Series B-2 Preferred Stock, in any transaction described in this Section 10, without having to convert their Series B-2 Preferred Stock, as if they held a number of shares of Class A Common Stock equal to the Conversion Rate multiplied by the number of shares of Series B-2 Preferred Stock held by such Holders:

(i)            The issuance of Class A Common Stock as a dividend or distribution to all or substantially all holders of Class A Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Class A Common Stock or a reclassification of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0      =      the Conversion Rate in effect immediately prior to (i) the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;

CR1      =      the new Conversion Rate in effect immediately after (i) the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;

OS0      =      the number of shares of Class A Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

OS1      =      the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

(ii)           The dividend, distribution or other issuance to all or substantially all holders of Class A Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 10(a)(v) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Class A Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X)] / (OS0+Y)

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend, distribution or other issuance;

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

X = the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or other issuance.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Class A Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or other issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announced its decision not to issue such rights, options or warrants to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Class A Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or other issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered.

(iii)          The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Class A Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 10(a)(i) or Section 10(a)(ii) hereof; (B) Distribution Transactions as to which Section 10(a)(iv) shall apply; (C) dividends or distributions paid exclusively in cash; and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 10(a)(v) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

where,

CR0      =      the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1      =      the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0      =      the Current Market Price as of the Record Date for such dividend or distribution; and

FMV      =      the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Class A Common Stock on the Record Date for such dividend or distribution; provided, however, that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series B-2 Preferred Stock on the date the applicable Distributed Property is distributed to holders of Class A Common Stock, but without requiring such holder to convert its shares of Series B-2 Preferred Stock, in respect of each share of Series B-2 Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Class A Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iii) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)          The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

where,

CR0      =      the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction;

CR1      =      the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction;

FMV      =      the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Class A Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, as mutually agreed between the Company and the Holders of a majority of the Series B-2 Preferred Stock or, in the absence of such agreement, as determined by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction; and

MP0      =      the arithmetic average of the VWAP per share of Class A Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 10(a)(iv), delivery of any additional shares of Series B-1 Preferred Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iv) shall be delayed only to the extent necessary in order to complete the calculations provided for in this Section 10(a)(iv).

(v)          If the Company has a stockholder rights plan in effect with respect to the Class A Common Stock on any Conversion Date, upon conversion of any shares of the Series B-2 Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Class A Common Stock, the rights under such rights plan relating to such Class A Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Class A Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Class A Common Stock as described in Section 10(a)(ii) (without giving effect to the forty-five (45)-day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 10(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Class A Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Class A Common Stock or other property or securities as a dividend or distribution of shares of Class A Common Stock pursuant to Section 10(a)(i) or Section 10(a)(iii), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Class A Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 10(a)(v), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series B-2 Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

(b)            Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one (1) share of Class A Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required, unless such adjustment would require an increase or decrease of at least one percent (1%) of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent (1%) that has not been made will be made upon any Conversion Date.

(c)            When No Adjustment Required. (i) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Class A Common Stock.

(ii)            Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii)           No adjustment to the Conversion Rate will be made:

(A)            upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Class A Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)            upon the issuance of any shares of Class A Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C)            upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security;

(D)            for dividends or distributions declared or paid to holders of Class A Common Stock in which Holders participate pursuant to Section 4(b); or

(E)            for a change solely in the par value of the Class A Common Stock.

(d)            Successive Adjustments. After an adjustment to the Conversion Rate under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e)            Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)            Tax Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate and, if applicable, the Preferred Conversion Rate, in addition to those required by this Section 10, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Company stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(g)            Notice of Adjustments. Subject to Section 5.3(c) of the Investment Agreement, whenever the Conversion Rate or, if applicable, the Preferred Conversion Rate is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 10(f):

(i)            compute the adjusted applicable Conversion Rate in accordance with this Section 10; and

(ii)            in the event that the Company shall give notice to the holders of Class A Common Stock of, or publicly announces or publicly discloses, any action of the type described in Section 10 (but only if the action of the type described in Section 10 would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series B-2 Preferred Stock), the Company shall, at the time of such notice, announcement or disclosure, and in the case of any action that would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first-class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property, which shall be deliverable upon conversion or redemption of the Series B-2 Preferred Stock and the Conversion Shares; and

(iii)            whenever the Conversion Price shall be adjusted pursuant to one or more provisions of Section 10, the Company shall, as soon as practicable following the determination of the revised Conversion Price (and the resulting Preferred Stock Conversion Price), (A) file at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price (and the Preferred Stock Conversion Price) that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price (and Preferred Stock Conversion Price) was determined and (B) cause a copy of such statement to be sent in the manner set forth in clause (ii) to each Holder.

(h)            Notwithstanding anything herein to the contrary, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 also triggers an adjustment to the Series B-1 Conversion Rate, such event, to the extent fully taken into account in the adjustment to the Series B-1 Conversion Rate, shall not result in an adjustment hereunder.

Section 11.      Adjustment for Reorganization Events.

(a)            Reorganization Events. In the event of:

(i)            any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Class A Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii)           any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Class A Common Stock is converted into cash, securities or other property; or

(iii)          any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities;

(each of which is referred to as a “Reorganization Event” and the cash, securities or other property into which the Class A Common Stock is changed, converted or exchanged, the “Exchange Property” and the amount and kind of Exchange Property that a holder of one (1) share of Class A Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), an “Exchange Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations, from and after the effective time of such Reorganization Event, without the consent of the Holders, each share of Series B-2 Preferred Stock will remain outstanding (unless converted in accordance with Section 11(d)) and (I) the consideration due upon conversion of any Series B-2 Preferred Stock will be determined in the same manner as if each reference to any number of shares of Class A Common Stock in Section 10 or in this Section 11, or in any related definitions, were instead a reference to the same number of Exchange Property Units; (II) for purposes of Sections 6 and 7, each reference to any number of shares of Class A Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Exchange Property Units (and the terms of any conversion shall be based upon the Original Issue Price at the time of such subsequent conversion); and (III) other references to “Class A Common Stock” shall refer to the Exchange Property with appropriate adjustment to preserve, to the greatest extent possible (so long as there is no detrimental effect to the Company), the economic and other rights in respect of the Series B-2 Preferred Stock granted by this Certificate of Designations and the Investment Agreement; provided, however, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Class A Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Class A Common Stock.

(b)            Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events.

(c)            Reorganization Event Notice. Subject to Section 5.3(c) of the Investment Agreement, if the Company (or any successor) delivers notice to the holders of Class A Common Stock, or makes a public announcement or public disclosure, with respect to a Reorganization Event, then, at the same time as such notice is delivered to the holders of Class A Common Stock or, in the case of a public announcement or public disclosure, on the same date as such announcement, the Company shall provide written notice to the Holders of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d)            Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B-2 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B-2 Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(e)            Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 9 shall take precedence over this Section 11 to the extent there is any inconsistency between such sections.

Section 12.      Adverse Changes; Voting Rights.

(a)            So long as any shares of Series B-2 Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Company may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent from the Holders of at least a majority of the then-issued and outstanding shares of Series B-2 Preferred Stock, voting as a separate class: amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including this Certificate of Designations) in a manner that would adversely affect the powers, preferences, rights or privileges of the Series B-2 Preferred Stock or otherwise alter or amend this Certificate of Designations.

(b)            Each Holder of Series B-2 Preferred Stock will have one (1) vote per share on any matter on which Holders of Series B-2 Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(c)            For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or By-Laws, the Holders shall have the exclusive consent and voting rights set forth in Section 12(a) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series B-2 Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

(d)            Except as otherwise provided herein or as otherwise required by Delaware General Corporation Law, the Series B-2 Preferred Stock shall have no voting rights.

Section 13.      Status of Shares. Shares of Series B-2 Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series B-2 Preferred Stock to Class A Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.

Section 14.      Term. Except as expressly provided in this Certificate of Designations, the shares of Series B-2 Preferred Stock shall not be redeemable or otherwise mature and the term of the Series B-2 Preferred Stock shall be perpetual.

Section 15.      Creation of Capital Stock. The Board, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

Section 16.      No Sinking Fund. Shares of Series B-2 Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 17.      Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series B-2 Preferred Stock or Preferred Conversion Shares or other securities issued on account of Series B-2 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B-2 Preferred Stock, Preferred Conversion Shares or other securities in a name other than the name in which the shares of Series B-2 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)            Withholding. All payments and distributions (or deemed distributions) on the shares of Series B-2 Preferred Stock (and on the shares of Series B-1 Preferred Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders. The Company shall use commercially reasonably efforts to notify the Holders of any amounts expected to be deducted and withheld pursuant to the preceding sentence reasonably prior to the relevant payment date and the basis for such deduction and withholding and shall reasonably cooperate with the applicable Holders to reduce or eliminate any such deductions and withholdings to the extent permitted under applicable law.

(c)            Tax Treatment. The Series B-2 Preferred Stock is intended to be treated as common stock that does not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Company shall apply the provisions of this Certificate of Designations consistent with such intention.

Section 18.      Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed, (i) if to the Company, to its office at 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462 (Attention: General Counsel), or to any transfer or other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register; or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 19.      Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series B-2 Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

Section 20.      Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series B-2 Preferred Stock granted hereunder may be waived as to all shares of Series B-2 Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series B-2 Preferred Stock then outstanding.

Section 21.      Severability. If any term of the Series B-2 Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein, which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term, unless so expressed herein.

Section 22.      No Other Rights. Except as expressly provided in any agreement between a Holder and the Company, the Series B-2 Convertible Preferred Stock will have no rights, preferences or voting powers, except as provided in this Certificate of Designations or the Certificate of Incorporation or as provided by applicable law.

[Signature Page Follows]

This Certificate of Designations has been approved by the Board in the manner and by the vote required by law.

The undersigned acknowledges this Certificate of Designations to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its General Counsel on this 1st day of July, 2020.

ATTEST:		ADAPTHEALTH CORP.

By:	/s/ Christopher J. Joyce	By:	/s/ Luke McGee
Name:	Christopher J. Joyce	Name:	Luke McGee
Title:	General Counsel	Title:	Chief Executive Officer

Exhibit I

ADAPTHEALTH CORP.CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series B-2 Convertible Preferred Stock of AdaptHealth Corp. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B-2 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-2 Preferred Stock”), of AdaptHealth Corp., a Delaware corporation (the “Company”), indicated below into shares of Series B-1 Preferred Stock, par value $0.0001 per share, of the Company (the “Series B-1 Preferred Stock”), [as of the date specified below][[upon/immediately prior to], and subject to the occurrence of, [●]].

Date of Conversion (if applicable): ___________________________________________

Number of shares of Series B-2 Preferred Stock to be converted: ___________________

Please confirm the following information:

Conversion Price: ________________________________________________________

Number of shares of Series B-1 Preferred Stock to be issued:______________________

Please issue the shares of Series B-1 Preferred Stock into which the shares of Series B-2 Preferred Stock are being converted in the following name and to the following address:

Issue to: _________________________________________

Address: _________________________________________

Telephone Number: ________________________________

Email: __________________________________________

Dated: ___________________________________________

Account Number (if electronic book entry transfer): _____________________________